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                                                                   EXHIBIT 10.32


                              EMPLOYMENT AGREEMENT
                                     between
                             NTC AND JAMES R. QUANDT

                                 January 6, 1997



This Employment Agreement ("Agreement") is between National Telephone & Communications, Inc., a Nevada corporation located at 2801 Main Street, Irvine, California 92614 ("NTC") and James R. Quandt, an individual ("Quandt"), and is entered into by the parties with reference to the following facts.

A. NTC is a rapidly growing telecommunications services company that markets its products on a nationwide basis with a network of independent sales representatives.

B. NTC is currently a wholly-owned subsidiary of a public company, Incomnet, Inc. ("Incomnet") and has recently reached an agreement with Incomnet under which NTC shall become a separate public company, independent from Incomnet.

C. NTC's current President and Chief Executive Officer ("CEO") is Ed Jacobs ("Jacobs") who has been the senior executive at NTC since the middle of 1992 when Incomnet acquired a controlling interest in NTC and who has announced his plans to retire from NTC no later than July 25, 1999, his sixty-second birthday.

D. Because of Jacobs' planned retirement and NTC's upcoming plans to be a public company, NTC desires to employ an experienced executive capable of
     (i) successfully assisting NTC in implementing and operating its public-company plans, and (ii) taking over the senior executive position when Jacobs retires.

E. Quandt is such an experienced executive and is desirous of assisting NTC with its public-company plans taking over the senior executive position at NTC when Jacobs retires.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.0       OFFER OF EMPLOYMENT
          -------------------

1.1 NTC hereby offers to employ Quandt in an executive position in accordance with the terms and conditions set forth herein, and Quandt hereby accepts such offer of employment in accordance with the terms and conditions set forth herein.


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2.0       THE EXECUTIVE POSITION
          ----------------------

2.1 On or before the date on which Quandt's employment at NTC begins, as set forth hereunder, NTC shall separate the functions and responsibilities of the company into an operating division ("Operating Division") and a marketing division ("Marketing Division"). The Operating Division shall include, without limitation, the responsibilities and functions of NTC's current departments of Operations, Information Services and Finance and Administration.

2.2 On the date on which Quandt's employment at NTC begins, as set forth herein, Quandt shall be employed as the President of the Operating Division ("Executive Position") and shall be appointed as an officer of NTC by NTC's Board of Directors. Said Executive Position shall report directly to the CEO. Quandt shall faithfully and competently perform such duties as are prescribed by the By-Laws of NTC and shall also perform and discharge such other executive employment duties and responsibilities consistent with the business requirements of the Executive Position as NTC's CEO and Board of Directors from time to time reasonably prescribe. Quandt shall perform his duties in the Executive position at such places and times as NTC's CEO and/or Board of Directors may reasonably prescribe. Except as may otherwise by approved in Advance by NTC's CEO or Board of Directors, and except during vacation periods and reasonable period of absence due to sickness, personal injury and other disability, Quandt shall devote his full time during normal business hours throughout his term of employment, as set forth herein, and shall use his best efforts, judgment and energy to improve and advance the business interests of NTC in a manner consistent with his duties and responsibilities in the Executive Position.

2.3 On or about the date on which Quandt's employment at NTC begins, NTC's CEO shall nominate Quandt for the position of Vice Chairman of NTC's Board of Directors. Quandt acknowledges that NTC cannot guarantee he will be elected to such position, however, the CEO shall (i) diligently and in good faith work for Quandt's election as Vice Chairman, and (ii) vote in favor of Quandt's election as Vice Chairman.

2.4 Quandt acknowledges and agrees that another individual, who is currently a senior executive at NTC, shall be appointed as the President of NTC's Marketing Division and shall be responsible for the marketing functions of NTC. Said President of the Marketing Division will also report directly to the CEO and will also be nominated by the CEO to serve on NTC's Board of Directors as a Vice Chairman, with a status on the Board of Directors equivalent to Quandt's position.

3.0       SALARY
          ------

3.1 As compensation for Quandt's complete and satisfactory performance of his services in both the Executive Position and the Vice Chairman position during the term of his employment set forth herein, NTC shall pay Quandt a base salary of forty thousand dollars ($40,000) per month (said amount, together with any incremental increases


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thereto as may be determined from time to time by the NTC Board of Directors, being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals, but in no event less frequently than monthly, in accordance with NTC's payroll practices from time to time in effect.

4.0       INCENTIVE BONUS

4.1 As an incentive for Quandt to optimize NTC's profits for the benefit of NTC's shareholders in the performance of his duties set forth herein, NTC agrees to pay an incentive bonus to Quandt during the term of Quandt's employment by NTC ("Bonus") subject to Quandt earning such Bonus in accordance with the terms and conditions set forth below in Paragraph 4.2.

4.2 During the terms of Quandt's employment as set forth herein, NTC agrees that for any and all calendar quarters for which NTC achieves a pretax profit in excess of one million two hundred fifty thousand dollars ($1,250,000) for such calendar quarter ("Minimum Quarterly Profit"), then Quandt shall earn a Bonus of one and one-half percent (1.5%) of NTC's pretax profits over and above the Minimum quarterly Profit for that calendar quarter, provided (i) that payment of the Bonus shall not cause NTC's pretax profit to fall below the Minimum Quarterly Profit for the quarter in which such Bonus is earned, and (ii) that NTC's pretax profit for the succeeding calendar quarter (i.e., the quarter immediately following the calendar quarter in which the Bonus is earned) is reasonably expected to also exceed the Minimum Quarterly Profit. In the event the Bonus is earned for a calendar quarter but the amount of such Bonus would cause NTC's pretax profits for that quarter to fall below the Minimum Quarterly Profit, then the Bonus for that calendar quarter shall be reduced by such an amount that the pretax profit shall exactly equal one million two hundred fifty thousand dollars ($1,250,000) after the payment of such reduced Bonus.

4.3 The parties agree that NTC's quarterly pretax profits shall be established by (i) quarterly, unaudited financial statements internally prepared by NTC management in accordance with generally accepted accounting principles for the first three (3) calendar quarters of NTC's fiscal year, and (ii) year-end, audited financial statements prepared by NTC's outside auditing firm for the fourth (4th) quarter of NTC's fiscal year.

4.4 The parties agree that the Bonus, if earned for a specific calendar quarter, shall be paid to Quandt at the end of the calendar month in which NTC's quarterly financial statements for that specific quarter are incorporated in NTC's appropriate 10Q or 10K report and such report has been properly submitted by NTC to the Securities & Exchange Commission.

4.5 The parties agree that nothing containd herein with regard to any bonus and no action taken in respect to any bonus, including without limitation the Bonus and the Hiring Bonus (as defined below in Paragraphs 9.2 and 9.3), shall create or be construed to create a trust of any kind. Quandt's right to receive any bonus pursuant to this Agreement shall be no greater than the right of an unsecured general creditor of NTC to


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receive payment from NTC.  Any bonus paid to Quandt under this Agreement shall be paid from NTC's general funds, and no special or separate fund shall be established, and no segregation of assets shall be made, to assure payment of any bonus set forth herein.

4.6 The parties understand and acknowledge that Jacobs will be executing a separate agreement with NTC under which, at the time of the Start Date through the duration of NTC's employment of Quandt as set forth herein, Jacobs shall waive one- half of the quarterly incentive bonus to which Jacobs is entitled under his current employment contract with NTC (i.e., an incentive bonus which is currently three percent (3%) of the pretax profits of NTC in excess of the Minimum Quarterly Profits).

5.0       EMPLOYEE BENEFITS
          -----------------

5.1 During the term of Quandt's employment hereunder, Quandt shall; (i) be eligible to participate in Employee fringe benefits and pension and/or profit sharing plans that may be provided by NTC for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time; (ii) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by NTC for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time; (ii) be entitled to annual paid vacation in accordance with NTC's policy that may be applicable to senior executive employees, as the same may be in effect from time to time; (iv) be entitled to sick leave, sick pay and disability benefits in accordance with NTC's policy that may be applicable to senior executive employees, as the same may be in effect from time to time; and (v) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by Quandt in the performance of his duties hereunder in accordance with NTC's policy that may be applicable thereto to senior executive employees, as the same may be effect from time to time.

6.0       WITHHOLDING

6.1 The payment of any Salary, employee benefits and bonuses hereunder shall be subject to applicable withholding and payroll taxes and such other deductions as may be required under NTC's employee benefit program.

7.0       STOCK OPTION PLAN

7.1 Under the execution of this Agreement and subject to the approval of NTC's Board of Directors, NTC shall grant to Quandt a non-qualified stock option to purchase up to six hundred thousand (600,000) shares of NTC common stock at a per-share purchase price to be established by NTC's Board of Directors in accordance with a NTC stock option program for executives and employees ("NTC Stock Option Plan") but in no case to be greater than (i) five dollar ($5.00) or
(ii) fair-market value at the time of grant, whichever is the higher price ("Basic Option").


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7.2       The exercise period for the Basic Option shall be five (5) years from the date of grant. However, the parties agree that Quandt shall vest in the right to purchase such Basic Option shares only in the vent the contingencies set forth below in Paragraphs 7.3 and 7.4 occur.

7.3 Quandt shall vest in the right to purchase two hundred fifty thousand (250,000) shares of the Basic Option stock if and when he completes fifteen (15) months of employment by NTC in the Executive Position as set forth herein ("Time-Related Option"), subject to the terms and conditions set forth below in Paragraph 11.1.e, 11.2.d, 11.3.c, 11.4.f, and 11.5.c, and subject to the terms and conditions of the NTC Stock Option Plan.

7.4 Quandt shall vest in the right to purchase the remaining three hundred fifty thousand (350,000) shares of the Basic Option stock ("Profit-Related Option") only in the event NTC achieves cumulative pretax profits which total a minimum of ten million dollars ($10,000,000) in any four (4) contiguous calendar quarters prior to January 1, 1998 ("Minimum Option Profit") in accordance with the terms and conditions of the NTC Stock Option Plan. Quandt shall vest in the right to purchase such Profit-Related Option shares if and when NTC achieves the Minimum Option Profit, whether or not Quandt has yet vested in the right to purchase the Time Related Option stock, subject to the terms and conditions set forth below in Paragraphs 11.1.e, 11.2.d, 11.3.c, 11.4.f, and 11.5.c.

8.0       FUTURE EXPECTATIONS
          -------------------

8.1 On or before January 1, 1997, NTC reasonably expects but does not guarantee that Jacobs shall enter into a new employment agreement with NTC under which Jacobs will remain with NTC, in a senior executive position and/or in a position as a member of NTC's Board of Directors, only until July 25, 1999.

8.2 NTC further reasonably expects but does not guarantee that (i) on or before January 1, 1999, Jacobs will retire from the position of CEO, and (ii) on or before July 25, 1999, Jacobs will retire from the position of Chairman of the Board of Directors.

8.3       In the event that the future occurrences set forth above in Paragraphs
8.1 and 8.2 do occur generally as currently expected, then, subject to the future exemplary performance of Quandt in his executive functions at NTC, NTC plans to (i) submit Quandt as the nominee for the position of NTC's CEO on or before the time of Jacobs' announcement of his retirement for such position, and
(ii) submit Quandt as the nominee for the position of Chairman of NTC's Board of Directors on or before the time of Jacobs' announcement of his retirement from such position. Quandt acknowledges and agrees that NTC cannot guarantee the plans set forth in this Section 8.0, et al, will be implemented due to the normal and usual uncertainties as business has in predicting the future including without limitation, future events that are unforeseeable by NTC at this time and future events that may be beyond NTC's control.


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9.0       EMPLOYMENT START DATE

9.1 The parties agree that the date on which Quandt's employment in the Executive Position shall start shall be January 6, 1997.

9.2 If Quandt is formally employed by NTC by January 6, 1997, he shall be entitled to a guaranteed Hiring Bonus to total two hundred twenty-five thousand dollars ($225,000), and shall be due and payable to Quandt on a quarterly basis ("Quarterly Hiring Bonus Payments") contingent upon NTC's pretax profits for each calendar quarter being in excess of the Minimum Quarterly Profit set forth above in Paragraph 4.2 (i.e., in excess of $1,250,000 for the quarter). The Hiring Bonus shall be one and one-half percent (1.5%) of NTC's pre-tax profits in excess of the Minimum Quarterly Profit. In the event that four (4) or more Quarterly Hiring Bonus Payments are required to fully pay the Hiring Bonus and the total amount of the first four (4) Quarterly Hiring Bonus Payments are less than one hundred fifty thousand dollars ($150,000) ("Minimum 1997 Hiring Bonus Payment"), then the Quarterly Hiring Bonus Payment for the fourth (4th) calendar quarter of 1997 shall be increased by the amount required for the first four (4) Quarterly Hiring Bonus Payments to total the Minimum for 1997 Hiring Bonus Payment. In the event that six (6) Quarterly Hiring Bonus Payments are not sufficient to fully pay the Hiring Bonus, and the total of the quarterly Hiring Bonus Payments for the six (6) calendar quarters ending on June 30, 1998, including any amount paid by NTC in order to meet the Minimum 1997 Hiring Bonus Payment, do not equal the total amount of the Hiring Bonus (i.e., a total of $225,000), then the Quarterly Hiring Bonus Payment for the second (2nd) calendar quarter of 1998 shall be increased by the amount required for the total amount of the Hiring Bonus to be fully paid to Quandt no later than the Quarterly Hiring Bonus Payment due for the second (2nd) calendar quarter of 1998.

9.3 The parties understand and acknowledge that in the event of a January 6, 1997 employment date by Quandt, Jacobs will execute a separate agreement with NTC under which Jacobs will agree to waive any remaining portion of the quarterly incentive bonus due to Jacobs under his current employment agreement with NTC (i.e., the one and one- half percent of NTC pretax profits in excess of the Minimum Quarterly Profits which is remaining after the bonus payment reduction described above in Paragraph 4.6) until such time as the Hiring Bonus is fully paid to Quandt as set forth above in Paragraph 9.3.

10.0      TERM OF AGREEMENT/EMPLOYMENT

10.1 The parties agree that the term of this Agreement shall be three (3) years beginning on the Start Date ("Term of Employment").

11.0      EARLY TERMINATION

11.1      TERMINATION OF QUANDT BY NTC FOR "CAUSE"

11.1.a    Quandt's employment by NTC, as set forth in this Agreement, shall immediately terminate upon Quandt's receipt of written notice from NTC that NTC is


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terminating Quandt's employment for "cause", as "cause" is defined below in
Paragraphs 11.1.b and 11.1.c ("For-Cause Termination").

11.1.b    The parties agree that "cause" for termination within the meaning of
Paragraph 11.1.a, above, shall constitute any one or more of the following reasons: (i) Quandt's conviction for having committed a felon; (ii) acts of dishonesty or moral turpitude by Quandt that a reasonable person would agree are materially detrimental to NTC; (iii) acts or omissions by Quandt that Quandt knew or reasonably should have known would be likely to materially damage NTC's business; (iv) gross negligence by Quandt in the performance of his obligations as set forth in this Agreement, (v) willful disregard by Quandt of his obligations set forth in this Agreement ("Willful Disregard"); and/or (vi) failure by Quandt to obey the reasonable and lawful orders of NTC's Board of Directors ("Failure to Obey").

11.1.c    The parties also agree that, provided a Willful Disregard and/or a
Failure to Obey do not also constitute "cause" under any of clauses (i) through
(iv) of Paragraph 11.1.b, above, then a Willful Disregard and/or a Failure to Obey shall not constitute "cause" for termination within the meaning of Paragraph 11.1.b, above, unless and until Quandt shall have received written notice of such Willful Disregard or Failure to Obey and shall have been (i) given a reasonable opportunity to discuss the matter with the NTC Board of Directors, followed by a written notice that the NTC Board of Directors adheres to its position, and (ii) given a reasonable opportunity to cure such Willful Disregard or comply with such Failure to Obey, as the case may be.

11.1.d    In the event Quandt's termination is a For-Cause Termination, notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law, NTC shall not be obligated to make any payments to Quandt or make any payments on Quandt's behalf of any kind or nature whatsoever by reason of Quandt's For-Cause Termination, other than (i) such amounts, if any, of the Salary and Bonus as shall have accrued and remain unpaid as of the date of such For-Cause Termination, (ii) such amounts, if any, of the Hiring Bonus as shall remain unpaid, and (iii) such other amounts, if any, which may be then otherwise payable to Quandt from NTC's benefit plans or reimbursement policies. The parties agree that at NTC's option, amounts due to Quandt for the unpaid Hiring Bonus, if any, may be paid on a quarterly basis in accordance with the payment plan set forth above in Paragraph 9.3.

11.1.e    In the event Quandt's termination is a For-Cause Termination, then on the date of such termination (i) any and all of the Time-Related Options and/or the Profit-Related Options in which Quandt has not yet vested shall be immediately null and void, and (ii) any and all of the Time-Related Options and/or Profit-Related Options in which Quandt has vested but has not yet exercised shall also be immediately null and void.

11.2      TERMINATION OF QUANDT DUE TO DEATH OR DISABILITY

11.2.a    Quandt's employment by NTC, as set forth in this Agreement, shall be immediately terminated upon the occurrence of (i) Quandt's death ("Death"), or
(ii)


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Quandt's inability to perform his duties as set forth in this Agreement on account of his disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, occurring within any period of twelve
(12) consecutive calendar months ("Disability").

11.2.b    The parties agree that in the event of the termination of Quandt's employment by NTC due to Death or Disability, then NTC shall pay to Quandt or shall cause to be paid to Quandt, or to Quandt's personal representative, as the case may be, the amount of the Salary, if any, that Quandt would have otherwise been entitled to receive, as set forth above in paragraph 3.1, from the date of such termination through the end of the Term of Employment. At NTC's option, any amounts payable to Quandt by NTC pursuant to this Paragraph 11.2.b may be paid in equal monthly installment through the end of the Term of Employment.

11.2.c    The parties also agree that NTC shall pay to Quandt, or to Quandt's personal representative, as the case may be, (i) such amounts, if any, of the Bonus as shall have accrued and remain unpaid as of the date of such termination due to Death or Disability, (ii) such amounts, if any, of the Hiring Bonus as shall remain unpaid, and (iii) such other amount, if any, which may be then otherwise payable to Quandt, or to Quandt's personal representative, as the case may be, from NTC's benefit plans or reimbursement policies through the date of such termination due to Death or Disability. The parties agree that at NTC's option, amounts due to Quandt for the unpaid Hiring Bonus, if any, may be paid on a quarterly basis in accordance with the payment plan set forth above in Paragraph 9.3.

11.2.d    The parties further agree that in the event of the termination of
Quandt's employment by NTC due to Death or Disability, then any and all of the Time-Related Options and/or the Profit-Related Options in which Quandt has not yet vested shall be immediately null and void.

11.3      TERMINATION OF QUANDT BY NTC OTHER THAN FOR "CAUSE"

11.3.a    The parties agree that in the event of the early termination of
Quandt's employment by NTC prior to the end of the Term of Employment for any reason other than (i) for reason of a For-Cause Termination, or (ii) for reason of Death or Disability, (collectively, "Not-For-Cause Termination"), then NTC shall pay to Quandt the amount of the monthly Salary that Quandt would have otherwise been entitled to receive, as set forth above in Paragraph 3.1, (i) for a period of twenty-four (24) months from the date of such For-Cause Termination, or (ii) for a period from the date of such Not-For-Cause Termination, or (ii) for a period from the date of such Not-For-Cause Termination through the end of the Term of Employment, whichever period is the greater. Any amounts payable to Quandt pursuant to this Paragraph 11.3.a shall be paid to Quandt by NTC in equal monthly installment, unreduced by any compensation or other income received by Quandt from other sources following the date of such Not-For-Cause Termination.


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11.3.b    The parties also agree that NTC shall pay Quandt (i) such amounts, if any, of the Bonus as shall have accrued and remain unpaid as of the date of such Not-For-Cause Termination, (ii) such amounts, if any, of the Hiring Bonus as shall remain unpaid, and (iii) such other amounts, if any, which may be then otherwise payable to Quandt from NTC's benefit plans or reimbursement policies through the date of such Not-For-Cause Termination. The parties agree that at NTC's option, amounts due to Quandt for the unpaid Hiring Bonus, if any, may be paid on a quarterly basis in accordance with the payment plan set forth above in Paragraph 9.3.

11.3.c    The parties further agree that in the event of a Not-For-Cause
Termination, Quandt shall immediately vest in the ownership rights of any of the Time-Related Options and Profit-Related Options, as set forth above in Section 7.0, et al, in which Quandt has not already vested.

11.4      RESIGNATION BY QUANDT FOR "GOOD CAUSE"

11.4.a    Quandt's employment by NTC, as set forth in this Agreement, shall immediately terminate upon NTC's receipt of written notice from Quandt that Quandt is resigning his employment for "good cause", as "good cause" is defined below in Paragraphs 11.4.b and 11.4.c ("Good-Cause Resignation").

11.4.b    The parties agree that Quandt's resignation for "good cause" within the meaning of Paragraph 11.4.a, above, shall occur when notice of such resignation is given because (i) a material reduction in the duties and responsibilities of Quandt, as set forth in this Agreement ("Reduction of Duties"), has taken place, and/or (ii) a material breach of this Agreement by NTC ("Breach") has taken place, provided that in either such event Quandt shall have given NTC written notice specifying such Reduction in Duties and/or Breach, stating that Quandt intends to resign by reason thereof, and such Reduction of Duties and/or Breach shall continue without cure for thirty (30) days thereafter.

11.4.c    The parties agree that that Quandt's resignation for "good cause"
within the meaning of Paragraph 11.4.a, above, shall also occur when notice of such resignation is given within six (6) months following a material change in the ownership of NTC's common stock ("Ownership Change"). The parties agree that such Ownership Change shall occur when an individual, entity or group acquires a sufficient number of shares of NTC's common stock so as to be reasonably able to exercise control over the make-up of NTC's Board of Directors ("Controlling Interest") other than such Controlling Interest as may be owned by NTC's current parent company, Incomnet.

11.4.d    The parties agree that in the event of the termination of Quandt's employment due to Quandt's Good Cause Resignation, then NTC shall pay to Quandt the amount of the monthly Salary that Quandt would have otherwise been entitled to receive, as set forth above in Section 3.1, (i) for a period of twenty-four
(24) months from the date of such Good Cause Resignation, or (ii) for a period from the date of such Good Cause Resignation through the end of the Term of Employment, whichever period is the greater. Any amounts payable to Quandt pursuant to this Paragraph 11.4.d shall be paid to Quandt


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by NTC in equal monthly installments, unreduced by any compensation or other income received by Quandt from other sources following the date of such Good Cause Resignation.

11.4.e    The parties also agree that NTC shall pay Quandt (i) such amounts, if any, of the Bonus as shall have accrued and remain unpaid as of the date of such Good Cause Resignation, (ii) such amounts, if any, of the Hiring Bonus as shall remain unpaid, and (iii) such other amounts, if any, which may be then otherwise payable to Quandt from NTC's benefit plans or reimbursement policies through the date of such Good Cause Resignation. The parties agree that at NTC's option, amounts due to Quandt for the unpaid Hiring Bonus, if any, may be paid on a quarterly basis in accordance with the payment plan set forth above in Paragraph 9.3.

11.4.f    The parties further agree that in the event of a Good Cause
Resignation, Quandt shall immediately vest in the ownership rights of any of the Time-Related Options and Profit-Related Options, set forth above in Section 7.0, et al, in which Quandt has not already vested.

11.5      RESIGNATION BY QUANDT OTHER THAN FOR "GOOD CAUSE"

11.5.a    Quandt's employment by NTC, as set forth in this Agreement, shall immediately terminate upon NTC's receipt of written notice from Quandt that Quandt is resigning his employment for reasons other than "good cause", as "good cause" is defined above in Paragraphs 11.4.b and 11.4.c ("Not-For-Cause Resignation").

11.5.b    In the event Quandt's termination is a Not-For-Cause Resignation, notwithstanding anything to the contrary expresses or implied herein, except as required by applicable law, NTC shall not be obligated to make any payments to Quandt or make payments on Quandt's behalf of any kind or nature whatsoever by reason of Quandt's Not-For-Cause Resignation, other than (i) such amounts, if any, of the Salary and Bonus as shall have accrued and remain unpaid as of the date of such Not-For Cause Resignation, (ii) such amounts, if any, of the Hiring Bonus as shall remain unpaid, and (iii) such other amounts, if any, which may be then otherwise payable to Quandt from NTC's benefit plans or reimbursement polices. The parties agree that at NTC's option, amounts due to Quandt for the unpaid Hiring Bonus, if any, may be paid on a quarterly basis in accordance with the payment plan set forth above in Paragraph 9.3.

11.5.c    In the event Quandt's termination is a Not-For-Cause Resignation, then on the date of such termination (i) any and all of the Time-Related Options and/or the Profit-Related Options in which Quandt has not yet vested shall be immediately null and void, and (ii) any and all of the Time-Related Options and/or Profit-Related Options in which Quandt has vested but has not yet exercised shall also be immediately null and void.


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12.0      CONFIDENTIAL INFORMATION

12.1 Quandt acknowledges and agrees that he will have access to and will participate in the development of or be acquainted with confidential and/or proprietary information and trade secrets related to the business of NTC or used in the business and operations of NTC which are not made publicly available, including but not limited to: (i) business plans, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or bankers and others, customer lists, lists of independent sales representatives, patents, devices, software programs, reports, correspondence, tangible property and specifications owned or used by NTC's businesses; (ii) information pertaining to future developments such as but not limited to potential acquisition of other companies or product lines, potential strategic alliance agreements for products or market segments, research and development, public offerings, marketing, distribution, delivery or merchandising plans or ideas, and potential new business locations; and (iii) other tangible and intangible property (collectively, "Confidential Information").

12.2 Quandt agrees that all Confidential Information shall be the exclusive properties of NTC. Quandt further agrees and warrants that he shall not disclose, use or make known for his or another's benefit any Confidential Information in any way except in the best interests of NTC in the performance of Quandt's duties under this Agreement. However, NTC agrees Quandt may disclose Confidential Information when required by applicable law or judicial process, but only after notice to NTC of Quandt's intention to do so and opportunity for NTC to challenge or limit the scope of the disclosure.

12.3 Quandt acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 12.0, et al, would be inadequate. Therefore, Quandt agrees that NTC shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach, provided, however, that nothing contained herein shall be construed as prohibiting NTC from pursuing any other rights and remedies available for any such breach or threatened breach.

12.4 Quandt agrees that upon termination of his employment by NTC for any reason, Quandt shall forthwith return to NTC any and all Confidential Information obtained in any way by Quandt during the period of his employment by NTC which in any way relates to the business of NTC including not limited to documents, correspondence, notebooks, reports, computer programs, computer discs and other electronic media, and all other materials and copies thereof.

12.5 Quandt agrees that his obligations under this Section 12.0, et al, shall survive the termination of the Terms of Employment and the expiration or termination of this Agreement and shall terminate three (3) years after the last to occur of such events.


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


13.0      AGREEMENT NOT TO COMPETE

13.1 During Quandt's employment by NTC and during a one (1) year period immediately following the termination of Quandt's employment hereunder, for any reason whatsoever, Quandt will not directly or indirectly, as a director, officer, employee, manager, consultant, contractor, advisor or otherwise, engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with NTC (i) in any geographical area where any business is presently carried on by NTC, or (ii) in any geographical area where any business, during the period of Quandt's employment by NTC, shall be hereafter carried on by NTC, if such business is then being carried on by NTC in any such geographical area. The parties agree, however, that the provisions of this Paragraph 13.1 shall not be deemed to prohibit Quandt's ownership of not more than four percent (4%) of the total shares of all classes of stock outstanding of any publicly held company.

13.2 During Quandt's employment by NTC and during a one (1) year period immediately following the termination of Quandt's employment hereunder, Quandt shall not for any reason whatsoever, (i) directly or indirectly solicit for employment any employee of NTC, or (ii) directly or indirectly advise or recommend to any other person that they employ or solicit for employment any employee of NTC.

13.3 During Quandt's employment by NTC and during a one (1) year period immediately following the termination of Quandt's employment hereunder, for any reason whatsoever, Quandt shall not (i) directly or indirectly solicit for employment, or solicit for services, or solicit for any other business reason any person who was or is an independent sales representative in NTC's marketing program during the period of Quandt's employment by NTC, or (ii) directly or indirectly advise or recommend to any other person that such other person, directly or indirectly, solicit for employment, or solicit for services, or solicit for any other business reason any person who was or is, during the period of Quandt's employment by NTC, an independent sales representative in NTC's marketing program.

13.4 During Quandt's employment by NTC and during a one (1) year period immediately following the termination of Quandt's employment hereunder, for any reason whatsoever, Quandt shall not directly or indirectly hire, engage, send to work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor, or other person or firm which rendered services to, or sold products to NTC if such actions by Quandt would have a material adverse effect on the business, assets or financial condition of NTC.

13.5 For the purposes of this Section 13.0, et al, a person or entity, including without limitation, Quandt, shall be deemed to be a competitor of NTC, or a person or entity, including without limitation, Quandt, shall be deemed to be engaging in competition with NTC if such person or entity in any way conducts, operates, carries out or engages in (i) the business of marketing long distance telephone services or pager services or Internet access services, and/or (ii) such other business or businesses as NTC


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


may conduct in the future in such geographical areas or area as such business or businesses are conducted.

13.6 In connection with all the above provisions of this Section 13.0, et al, Quandt represents to NTC that his experience, capabilities and circumstances are such that such provisions will not prevent Quandt from earning a livelihood. Quandt agrees and understands that the Covenants he has made in this Section 13.0, et al, shall survive the termination of the Term of Employment and the expiration or termination of this Agreement and shall terminate one (1) year after the last to occur of such events. Quandt further agrees that the limitation, any time or territorial limitations, are reasonable and properly required for the reasonable and adequate protection of the business of NTC.

13.7 Quandt acknowledges and agrees that a remedy at law for any breach or threatened breach by Quandt of any of the provisions of this Section 13.0, et al, would be inadequate. Quandt therefore agrees that NTC shall be entitled to injunctive relief of any such breach or threatened breach, provided however, that nothing contained herein shall be construed as prohibiting NTC from pursuing any other rights and remedies available for any such breach or threatened breach.

14.0      RIGHT TO PAYMENTS

14.1 Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null and void and of no effect.

15.0      APPROVAL BY BOARD OF DIRECTORS

15.1 Quandt understands and agrees that NTC has entered into this Agreement subject to the approval and ratification of NTC's Board of Directors.

16.0      GENERAL PROVISIONS

16.1 DISPUTES AND SELECTION OF VENUE. In the event of any dispute, controversy or claim ("Disputed Matter") between the parties to this Agreement or the breach thereof, the parties agree to and are obligated to submit the Disputed Matter to binding arbitration in accordance with the Rules of the American Arbitration Association. The parties further agree that such arbitration shall be held in the County of Orange in the State of California ("Venue"). By execution of this Agreement, the parties irrevocably and unconditionally submit to the jurisdiction of said arbitration in any such Disputed Matter. Nothing herein shall be construed to limit or restrict the rights of the parties to obtain equitable remedies and relief from any court of competent jurisdiction in said Venue.

16.2 APPLICABLE LAW. This Agreement shall be construed, governed and enforced in accordance with the laws of the State of California.


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


16.3 ATTORNEY FEES. In the event of any Disputed Matter between the parties hereto in connection with this Agreement, the prevailing party or parties shall be entitled to receive from the losing party or parties all of its reasonable costs, fees and expenses including but not limited to court costs and reasonable attorneys' fees.

16.4 AMENDMENT. No amendment, modification, waiver, discharge or change ("Amendment") to this Agreement shall be valid unless such Amendment is in writing and signed by all parties hereto.

16.5 ADDITIONAL DOCUMENTS. Each of the parties hereto specifically agrees to execute such other and further instruments and documents as may reasonably be required to effectuate the terms, conditions and objectives of this Agreement.

16.6 SEVERABILITY AND COMPLIANCE. If any term, condition or provisions of this Agreement is found to be invalid, contrary to law or otherwise unenforceable ("Invalid Provision"), such finding shall in no way affect the validity or enforceability of the other terms, conditions and provisions herein. Such other terms, conditions and provisions shall be valid and enforceable as if the Invalid Provision was never a part hereof. Each party hereto shall be excused without further liability from the performance of any duty, obligation or responsibility hereunder to the extent it is prevented from such performance by applicable laws, rules or regulations or by the order or decision of any regulatory authority.

16.7 WAIVER OF BREACH. The waiver of one party of a breach of any term, condition or provision of this Agreement by the other party or parties shall not operate or be construed as a waiver of any subsequent breach of any type whether of similar or dissimilar nature.

16.8      NOTICES.   Any and all notices, demands or other communications
("Notice") given hereunder shall be delivered to the party to whom such Notice is addressed by delivery in person or by delivery through United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to Quandt:  James R. Quandt
                         c/o NTC
                         2801 Main Street
                         Irvine, CA  92614

          If to NTC:     National Telephone & Communications, Inc.
                         2801 Main Street
                         Irvine, CA  92614
                         Attn:  Chairman

If delivery is by United States mail, notice shall be deemed to have been given three (3) working days after being placed in such mail, as evidenced by a mailing receipt. Any


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


party may change its address for the purpose of this Agreement by giving the other parties written notice of its new address.

16.9 ASSIGNMENTS. Unless specifically granted in a term, condition or provision hereinabove, this Agreement and the rights and obligations granted or agreed to hereunder may not be assigned by any party or parties to this Agreement by sale of business, operation of law or otherwise without first obtaining the written consent of the other party which all parties agree will not be unreasonably withheld unless such an assignment is specifically disallowed in a term, condition or provision hereinabove. The parties further agree that nothing in this Paragraph 16.9 or in Paragraph 14.1 above shall preclude Quandt from designating a beneficiary to receive any benefit payable hereunder upon Quandt's death or incapacity.

16.10 VALID ENTITY. Each party of this Agreement which is a legal entity such as a partnership, corporation or trust or the like represents that it is a validly formed and existing entity, that it has the authority to enter into this Agreement and that all acts necessary to make this Agreement valid and binding have been done. The person or persons executing this Agreement on behalf of such entity represents that they have the right and authority to do so.

16.11 REPRESENTATION BY COUNSEL OF OWN CHOOSING. By executing this Agreement, each party to this Agreement represents and warrants that said party is either represented by counsel of his, her or its choosing, or has been advised to seek such representation, advice or counsel, and has voluntarily and knowingly declined to do so.

16.12 CONSTRUCTION. Any rule of law to the contrary notwithstanding, this Agreement shall be construed as if drafted by all parties regardless of which part or which party's legal counsel either actually drafted this Agreement or printed or physically memorialized this Agreement between the parties.

16.13 CAPTIONS. The captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms, conditions or provisions hereof.

16.14 NUMBER AND GENDER. The use of neuter, masculine or feminine gender and the singular or plural number in any terms, condition or provision of this Agreement shall be deemed to include the other whenever the context so requires.

16.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed an original; but all of such counterparts taken together shall constitute one and the same agreement.

16.16 SURVIVAL. In the event this Agreement provides for a closing or a transfer of possession to or title of property, all terms, covenants, warranties and conditions of this Agreement shall survive such closing or transfer except for payments actually fully made or acts fully performed before or at the time of such closing or transfer.

16.17 ENTIRE AGREEMENT. This Agreement sets forth and constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all previous agreements, promises and representations, either oral or in writing, between the parties hereto with respect to the transactions covered hereby, and contains all the covenants and agreements between the parties.

16.18 BENEFITS. Subject to the restrictions on assignment and transfers, if any, which may be set forth in this Agreement, the terms, conditions and provisions of this Agreement shall inure to the benefit of and be binding on the parties hereto and all their respective successors including but not limited to permitted assigns, executors, administrators, heirs and representatives; and no other person or entity shall have any rights whatsoever under this Agreement.

This Agreement is now therefore agreed to on this 6th day of January, 1997 in the County of Orange, State of California.


NTC:                                    Quandt:
National Telephone &
Communications, Inc.



By:   /s/ Edward R. Jacobs              By:   /s/ James R. Quandt
    ---------------------------             --------------------------
          Edward R. Jacobs                        James R. Quandt
          President and CEO


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